UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 23, 2006

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663

(State or other jurisdiction	(Commission File Number)	(IRS employer
of incorporation)		Identification No.)

14 Piedmont Center, Suite 1400, Atlanta, Georgia	30305

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(404) 949-0700

n/a

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01 — Other Events.
     As previously announced, on June 7, 2006, Cumulus Media Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), dated as of June 7, 2006, by and among the Company, as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, Banc of America Securities LLC and Wachovia Capital Markets, LLC, as joint lead arrangers and joint bookrunners, Wachovia Bank, National Association, as syndication agent, and the co-documentation agents named therein. Funding under the Credit Agreement was subject to conditions customary for financing transactions of this nature, and also was subject to the additional condition that shares of Class A Common Stock were accepted for payment in the Company’s previously announced tender offer.
     On June 23, 2006, the Company announced that it had accepted for purchase 11,500,000 shares of its Class A Common Stock pursuant to the tender offer at a purchase price of $11.50 per share. All conditions to funding under the Credit Agreement have been satisfied, and the Company had made initial borrowings of approximately $722.3 million, which it used to repay all amounts owed under its existing credit facilities and to pay for the shares being purchased in the tender offer. The Company expects to borrow an additional $57.5 million to purchase 5,000,000 shares of its Class B Common Stock, pursuant to a stock purchase agreement, dated May 9, 2006, between the Company, BA Capital Company, L.P. and Banc of America Capital Investors SBIC, L.P., which is scheduled to be completed on June 29, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.
By:	/s/ Richard S. Denning
	Name:	Richard S. Denning
	Title:	Vice President, General Counsel and Secretary

Date: June 23, 2006